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                                                                     EXHIBIT 5.2



                              LOEFF CLAEYS VERBEKE
                                  [LETTERHEAD]


Hermes Europe Railtel B.V.
Terhulpsesteenweg 6A
1560 Hoeilaart
BELGIUM


Amsterdam, 17 December 1997


Gentlemen,

Re: US $ 265 Million Senior Notes Offering by Hermes Europe Railtel B.V.
--------------------------------------------------------------------------------

We have been requested to issue this opinion letter as your special counsel on matters of Dutch law in connection with the filing by Hermes Europe Railtel B.V. (the "Company") of a registration statement on Form S-4 with the United States Securities and Exchange Commission (the "Registration Statement"). Pursuant to the Registration Statement, up to $265,000,000 aggregate principal amount of the Company's outstanding 11,5% Senior Notes due 2007 (the "Outstanding Notes") are exchangeable for up to a like principal amount of the Company's Notes (the "Exchange Notes"). The exchange of the Exchange Notes will be made pursuant to an indenture (the "Indenture") dated as of August 19, 1997 among the Company, Global TeleSystems Group, Inc. and The Bank of New York, as trustee (the "Trustee"), registrar, paying agent and transfer agent.

In rendering this opinion, we have examined and relied upon the following documents:

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    (1) an executed copy of the Purchase Agreement (the "Purchase Agreement")
        dated 14 August 1997, among Donaldson, Lufkin & Jenrette Securities Corporation, UBS Securities LLC and Lehman Brothers Inc. as Initial Purchasers and the Company;

    (2) an executed copy of the Indenture (the "Indenture"), dated 19 August 1997, among the Company, Global TeleSystems Group, Inc. and the Trustee as defined therein;

    (3) a form of the Outstanding Notes and of the Exchange Notes of the Company as set forth in Exhibit A and B of the Indenture;

    (4) an executed copy of the Escrow Agreement (the "Escrow Agreement"), dated 19 August 1997 among the Company, the Escrow Agent and the Trustee as defined therein;

    (5) an executed copy of the Registration Rights Agreement (the "Registration Rights Agreement"), dated 19 August 1997 between the Company and the Initial Purchasers;

    (6) a copy of the Preliminary Offering Memorandum (the "Preliminary Offering Memorandum") in relation to the issue of the Notes, dated 25 July 1997 and the Offering Memorandum (the "Offering Memorandum") in relation to the issue of the Notes, dated 14 August 1997;

    (7) excerpts dated 19 August 1997 and 8 December 1997 respectively of the registration of the Company in the Trade Register of the Chamber or Commerce of Amsterdam, the Netherlands, the latter confirmed by telephone to be correct as of the date hereof (the "Excerpts");
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                              LOEFF CLAEYS VERBEKE                         - 3 -


    (8) the articles of association (statuten) of the Company dated 7 July 1997, as, according to the Excerpts, deposited with the Trade Register as being in force on the date hereof (the "Articles");

    (9) a copy of the Deed of Incorporation of the Company (the "Deed of Incorporation"), executed on 6 July 1993, before Mr. R.J.F. Blokhuis, civil-law notary, officiating in Amsterdam, the Netherlands;

    (10) copies of the resolutions of the supervisory board of the Company dated 22/23 July, 1997, 5/13 August, 1997 and August 19, 1997 respectively, pertaining to, inter alia, the approval of the entering into by the Company of the Agreements;

    and such other documents and such treaties, laws, rules, regulations, and the like, as we have deemed necessary as a basis for the opinions hereinafter expressed.

    We have assumed:

    (i)   the genuineness of all signatures;

    (ii) the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals;

    (iii) the conformity to the originals of all documents submitted to us as copies;

    (iv) that the deed of incorporation of the Company dated 6 July 1993, of which we received a copy from civil-law notary R.J.F. Blokhuis, is a valid notarial deed (authentieke akte), that the contents thereof are correct and complete, and that there were no defects in the incorporation (not appearing on the face of the deed of incorporation) on the basis of which a court might dissolve the
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                              LOEFF CLAEYS VERBEKE                         - 4 -


           Company. No defects in the incorporation appear on the face of the Deed of Incorporation;

    (v) that the Company has not been dissolved (ontbonden), granted a suspension of payments (surseance verleend), or declared bankrupt (failliet verklaard); although not constituting conclusive evidence thereof, our assumption is supported by (a) the contents of the Excerpts, and (b) information obtained by telephone today from the bankruptcy clerk's office (faillissementsgriffie) of the District Court of Amsterdam;

    (vi) that the Articles are the articles of association (statuten) of the Company as in force on the date hereof. Although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpts;

    (vii) that the resolutions referred to above under (10),(a) correctly reflect and are the only resolutions made by the supervisory board of the Company in respect of the entering into of the Agreements by the Company, and (b) have not been and will not be amended or revoked or declared null and void by a competent court;

    (viii) that the Agreements have not been supplemented, terminated, rescinded or declared null and void by a court,

    (ix) that the selling restrictions as set forth on page (iii) - (v) of the Offering Memorandum and in the Purchase Agreement will be complied with;

    Based on the foregoing and subject to any factual matters or documents not disclosed to us in the course of our investigation, and subject to the qualifications and limitations stated hereafter, we are of the opinion that:
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                              LOEFF CLAEYS VERBEKE                         - 5 -


A. The Company has been duly incorporated and is validly existing as a "besloten vennootschap met beperkte-aansprakelijkheid" (private company with limited liability) under the laws of the Netherlands.

B. The choice of New York law as the law governing the Exchange Notes is valid and binding under the laws of the Netherlands, except (i) to the extent that any term of the Agreements or any provision of New York law applicable to the Agreements is manifestly incompatible with the public policy (ordre public) of the Netherlands, and except (ii) that a Dutch court may give effect to mandatory rules of the laws of another jurisdiction with which the situation has a close connection, if and insofar as, under the laws of that other jurisdiction those rules must be applied, whatever the chosen law.

C. The Exchange Notes, to be exchanged for the Outstanding Notes as contemplated in the Registration Statement, have been duly authorized and, provided that the choice of the laws of New York as the laws governing the Exchange Notes will be held valid and binding upon the Company as discussed in B. above, will, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, constitute the legal, valid, binding and enforceable obligations of the Company.

This opinion is subject to the following qualifications:

a. The opinions expressed herein may be affected or limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorion and other similar laws of general application now or hereafter in effect relating to or affecting the enforcement or protection of creditor's rights.

b. In the absence of an applicable treaty between the United States and the Netherlands, a judgement rendered by a United States court will not be enforced by the courts in the Netherlands. In order to obtain a judgement
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                              LOEFF CLAEYS VERBEKE                         - 6 -



     which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court.

c. The enforcement on the Netherlands of the Exchange Notes will be subject to the rules of civil procedure as applied by Dutch courts. Specific performance may not always be available under Dutch law.

 We express no opinion on any law other than the law of the Netherlands as it currently stands and has been interpreted in published case law of the courts of the Netherlands as per the date hereof. We express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or other regulations of general application) or on any anti-trust laws (other than anti-trust laws of the Netherlands).

 In this opinion Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Netherlands law and be brought before a Dutch court.

 This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, or any other document examined in connection with this opinion except as expressly confirmed herein.

 This opinion is addressed to you and may only be relied upon by you in connection with the transactions to which the Offering relates, and may not be relied upon by,
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                              LOEFF CLAEYS VERBEKE                         - 7 -


or (except as required by applicable law) be transmitted to, or filed with any other person, firm, company, or institution without our prior written consent.


Yours sincerely,

/s/ E. Kooij                                          /s/ N.R. van de Vijver
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   E. Kooij                                               N.R. van de Vijver